SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

FOR IMMEDIATE RELEASE

WALTER HEWLETT COMMENTS ON
GROWING PUBLIC OPPOSITION TO MERGER

Palo Alto, CA, March 15, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today made the following statement regarding the decision to vote against the merger of Hewlett-Packard (NYSE: HWP) with Compaq (NYSE: CPQ) by The New York State Teachers Retirement System, the Public Employees’ Retirement Association of Colorado and Parnassus Investments. These announcements follow statements of opposition made earlier today by The New York State Common Retirement System Fund and the State of Michigan Retirement Systems:

We continue to believe that the proposed Compaq merger is not in the best interests of HP stockholders and has already destroyed stockholder value and would further destroy value if the transaction is approved. In addition to the significant integration risk of the proposed merger, HP would be selling 35% of its crown jewel Imaging & Printing business to acquire a much worse business — PCs and commodity computing.

We are delighted that the New York State Teachers Retirement System, the Public Employees’ Retirement Association of Colorado and Parnassus Investments have announced their intention to vote against the proposed Compaq merger. Together, these institutions control almost 8.5 million HP shares.

This morning, The New York State Common Retirement System Fund and the State of Michigan Retirement Systems also announced their decisions to vote against the merger. We would like to thank all those stockholders, customers and employees who have publicly or privately supported us in opposing this transaction.

We are also pleased that today the LEX column of The Financial Times stated that HP “shareholders would be advised to vote ‘no’ next week. . . The potential cost synergies are attractive. But the execution risk is huge. And HP shareholders are being asked to pay 47 times Compaq’s 2002 earnings for the privilege. . . Were Compaq the perfect partner, it might be worth taking the risk. Yet buying Compaq will turn HP into the world’s biggest PC manufacturer.”

Additionally, IDG Computerworld yesterday said that “the proposed Hewlett-Packard buy-out of Compaq Computer Corp. is a merger of desperation.” Citing results of two Computerworld surveys of IT leaders, IDG “warn[ed] that HP/Compaq customers stand to be [the] biggest losers in HP/Compaq mega-merger.”

- more -

The significant public opposition and the real opportunity to stop this transaction is a clear victory not just for HP stockholders, but for all stockholders. Together, we will demonstrate that accountability is not a platitude and that stockholders, the true owners of a company, can — and should — have a say in the decisions that are made by management and the Board.

We urge you to vote against the proposed merger by signing, dating and mailing your GREEN proxy card today. Only your latest dated proxy counts — you have every right to vote against the merger now by returning a GREEN proxy card even if you have previously delivered another proxy card.

For additional information, visit our website at www.votenohpcompaq.com

FORWARD-LOOKING STATEMENTS

The views expressed in this release contain judgments, which are subjective in nature and in certain cases forward-looking in nature. This release also contains estimates made without the benefit of actual measurement. Forward-looking statements and estimates by their nature, involve risks, uncertainties and assumptions. Forward-looking statements and estimates are inherently speculative in nature and are not guarantees of actual measurements or of future developments. Actual measurements and future developments may and should be expected to differ materially from those expressed or implied by estimates and forward-looking statements. The information contained in this release does not purport to be an appraisal of any business or business unit or to necessarily reflect the prices at which any business or business unit or any securities actually may be bought or sold.

ADDITIONAL IMPORTANT INFORMATION

On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing persons’ definitive proxy statement and any other soliciting materials relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners, Inc. at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

# # #

Media:
Joele Frank/Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449